Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated January 12, 2015

J.P. Morgan U.S. Sector Rotator 8 Index

Performance Update - January 2015

OVERVIEW
The J.P. Morgan US Sector Rotator 8 Index is a notional rules-based proprietary index that, on a monthly basis, tracks the excess return of a synthetic portfolio of (i) up to five U.S. Sector Constituents, which are U.S. sector exchange-traded funds, that are selected according to their past month return with a volatility feature, and, (ii) if fewer than 5 out of the 10 possible
U.S. Sector Constituents are selected, the Bond Constituent, which is the PIMCO
Total Return Exchange-Traded Fund.

Hypothetical and Actual Historical Performance -December 31, 2004 to December
31, 2014

Key Features of the Index
   The strategy is based on a universe of 11 investible underlyings (10 ETFs across U.S. sectors and an ETF representing fixed income exposure) Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
Targets a volatility of 8%
Levels published on Bloomberg under the ticker JPUSSC8E.

Recent Index Performance

Historical Performance  Jan    Feb   Mar    Apr   May    Jun    Jul    Aug    Sep    Oct    Nov    Dec   Full Year
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
      2014             -3.79% 2.02% -0.08% 2.01% 1.06%  1.34%  -2.10% 3.49%  -0.66% 1.92%  1.58%  -0.59% 6.13%
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
      2013             2.88%  0.71% 3.45%  3.09% -1.85% -0.63% 1.77%  -2.32% 2.19%  2.61%  1.48%  2.03%  16.30%
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
      2012             0.53%  1.69% 2.42%  0.07% -0.30% 0.59%  0.56%  -0.52% 2.00%  -0.55% -0.11% 0.23%  6.77%
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
      2011             2.04%  2.16% -0.07% 0.07% 0.08%  0.07%  0.07%  0.08%  0.07%  0.08%  0.07%  1.84%  6.15%
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------
      2010             -3.31% 0.54% 2.97%  2.28% -3.50% 1.88%  1.01%  -0.91% 1.06%  1.86%  0.51%  2.27%  6.61%
---------------------- ------ ----- ------ ----- ------ ------ ------ ------ ------ ------ ------ ------ ---------

Recent Index Composition

            Consumer       Consumer
                      PIMCO Total
            Discretionary Staples Select Energy Select  Financial    Health Care    Industrial   Utilities Select  Materials
 Technology    iShares US  Return Active
            Select Sector Sector SPDR    Sector SPDR   Select Sector Select Sector Select Sector Sector SPDR      Select Sector
 Select Sector Real Estate Exchange-
            SPDR Fund       Fund           Fund        SPDR Fund     SPDR Fund     SPDR Fund       Fund           SPDR Fund     SPDR
 Fund       ETF       Traded Fund
----------- ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------
 January 15 11.04%         0.00%          0.00%        10.15%        0.00%         9.95%          9.47%           0.00%
 0.00%         13.36%       0.0%
----------- ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------
December 14 17.42%        23.29%          0.00%        0.00%         0.00%         16.67%         0.00%           12.69%
 17.30%        0.00%        0.0%
            ------------- -------------- ------------- ------------- ------------- ------------- ---------------- -------------

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- December 31, 2014

                                                                                              Ten Year
                                          Three Year         Five Year         Ten Year       Annualized  Ten Year Sharpe Ten Year
                                        Annualized Return Annualized Return Annualized Return  Volatility     Ratio
 Correlation
--------------------------------------- ----------------- ----------------- ----------------- ----------- ---------------
J.P. Morgan U.S. Sector Rotator 8 Index      9.6%              8.3%              6.0%           7.0%          85.4%        100.0%
--------------------------------------- ----------------- ----------------- ----------------- ----------- ---------------
S&P 500 Index (Excess Return)               19.8%             14.9%              5.3%          20.4%          26.1%        56.6%
--------------------------------------- ----------------- ----------------- ----------------- ----------- ---------------
JPM US Gov Bond Index (Excess Return)        1.0%              3.6%              2.3%           4.8%          47.4%        -16.1%

Key Risks
 The payment on any investments linked to the Index that we may issue is exposed to the credit risk of JPMorgan Chase & Co.
 The levels of the Index will include the deduction of a fee of 0.50% per annum.
  There are risks associated with a momentum-based investment strategy--The
Strategy seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This Strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
  Correlation of performances among the basket constituents may reduce the performance of strategy--Performances among the Basket Constituents may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the
Strategy.

  Our affiliate, JPMS plc, is the Index Sponsor and Calculation Agent and may
adjust the Index in a way that affects its level--The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMS plc is under no obligation to consider your interest as an investor with returns linked to the Index.
 The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of
8%.
 The investment strategy involves monthly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and sector.
 Changes in the value of the Basket Constituents may offset each other.
 The Index was established on July 1, 2013 and has a limited operating history
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 9 of the Strategy Guide at
http://www.sec.gov/Archives/edgar/data/19617/000095010313006180/crt_dp41471-fwp
..pdf

Disclaimer

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular underlying supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan,
any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (800) 576-3529.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com